Exhibit 3.26
LIMITED LIABILITY COMPANY DECLARATION
OF
SUSQUEHANNA LICENSE CO., LLC,
A PENNSYLVANIA LIMITED LIABILITY COMPANY
     Susquehanna Radio Corp., a Pennsylvania corporation (the “Member”), has established a limited liability company (the “Company”) under the laws of its state of organization, and makes the following declarations in connection therewith:
     1. Formation. The Company has been organized as a limited liability company by filing a Certificate of Organization (the “Certificate”) under and pursuant to the Pennsylvania Limited Liability Company Law of 1994.
     2. Name. The name of the Company is as provided in the heading above and all Company business must be conducted in that name or such other names that may be selected by the Member and that comply with applicable law.
     3. Registered Office; Registered Agent; Offices. The registered office and registered agent of the Company in its state of formation shall be as specified in the Certificate or as designated by the Member in the manner provided by applicable law.
     4. Purpose. The purpose of the Company is to engage in any and all businesses that are not forbidden by the law of the jurisdiction(s) in which the Company engages in such businesses.
     5. Interest Units. The Member’s interest in the profits, losses or distributions of the Company shall be represented by units (“Units”). Each Unit shall represent an interest in the profits, losses and distributions of the Company and shall be identical in all respects with every other Unit. The Units may be certificated. The number of Units allocated to the Member are set forth on Exhibit A hereto. Exhibit A shall be updated, as necessary, from time to time by the Member.
     6. Investment Intent Representation. The Member represents that it has acquired the Units with knowledge that the Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, therefore, cannot be resold or otherwise disposed of unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available; that it is purchasing the Units for its own account and without a view towards resale or distribution thereof; that it will not resell or otherwise dispose of all or any part of the Units, except as permitted by law, including, without limitation, any regulations under the Securities Act. There is no public or other market for the Units, and it is not anticipated that such a market will ever develop. The Member understands that for the foregoing reasons, it will be required to retain ownership of the Units and bear the economic risk of this investment for an indefinite period.

     7. Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than its state of formation, the Member shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction, if it is deemed legally necessary to so qualify.
     8. Designation of Management; Authority of Management. The Member shall designate the manager or managers of the Company.
     9. Standard of Care; Liability for Certain Acts. The Member and the Managers shall act in a manner that it or they believe in good faith to be in the best interest of the Company and with such care as an ordinarily prudent person in a like position would exercise under similar circumstances. The Member and the Managers shall not be liable to the Company for any action taken in managing the business or affairs of the Company if it or they performed the duties of their offices in compliance with the standard contained in this section. The Member and Managers shall not be liable to the Company for any loss or damage sustained by the Company except loss or damage resulting from (i) its intentional misconduct or knowing violation of law, (ii) a transaction in which the Member or Managers received a personal benefit in violation or breach of the provisions of this Declaration, or (iii) a failure to act in good faith and in a manner it reasonably believed to be in the best interests of the Company and consistent with the provisions of this Declaration.
     10. Term. The Company shall continue until dissolved in accordance with the Pennsylvania Limited Liability Company Law of 1994.
     11. Tax Classification. The Company shall not be treated as an association taxable as a corporation for federal and state income tax purposes.
     12. Limited Liability. The Member and Managers shall have no liability for the debts and obligations of the Company.
     13. Capital Contributions. The Member shall make such capital contributions to the Company as it may, in its sole discretion, deem necessary or appropriate.
     14. No Third-Party Rights. Nothing in this declaration shall create any rights in favor of the Company or any third party.
     15. Amendment. This declaration may be amended from time to time by resolution of the Member(s), including by unanimous written consent in lieu of a meeting.
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Executed as of the 5th day of May, 2006.

SUSQUEHANNA RADIO CORP., a Pennsylvania corporation
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	Chairman, President and Chief Executive Officer

EXHIBIT A
Membership Units

	No. of Units	%of
Member	Issued	Outstanding Units
SUSQUEHANNA RADIO CORP.	100	100%
Total	100	100%

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